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                              JOINT FILING AGREEMENT
                              ----------------------

THIS AGREEMENT dated the 29th day of December, 1999.

WHEREAS:

A. MFC Merchant Bank S.A. ("Merchant Bank") disposed of 2,600,000 shares of common stock of ICHOR Corporation ("ICHOR") beneficially held by it;

B.  Merchant Bank is a wholly-owned subsidiary of MFC Bancorp Ltd. ("MFC");
    and

C. Each of Merchant Bank and MFC (each a "Filer" and collectively, the "Filers") is responsible for filing a Schedule 13D/A (the "Schedule 13D/A") relating to the acquisition or disposition of the shares of common stock of ICHOR, pursuant to U.S. securities laws.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D/A which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D/A, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the completeness and accuracy of any of the information contained in the
    Schedule 13D/A as to any other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D/A contains the required information with regard to each Filer and indicates that it is filed on behalf of all Filers; and

4. Each Filer agrees that the Schedule 13D/A to which this Joint Filing Agreement is attached as Exhibit 1 is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing
Agreement.

MFC MERCHANT BANK S.A.              MFC BANCORP LTD.

By:                                 By:
   /s/ Claudio Morandi                 /s/ Michael J. Smith
   --------------------------          ----------------------------
   Claudio Morandi, Director           Michael J. Smith, President